UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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INTUITIVE SURGICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1020 Kifer Road
Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2014
TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:
Notice is hereby given that the 2014 Annual Meeting of Stockholders of Intuitive Surgical, Inc. will be held at 1020 Kifer Road, Sunnyvale, California 94086 on Thursday, April 24, 2014, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

•	to elect six members to the Board of Directors (the “Board”) to serve until the 2015 Annual Meeting of Stockholders (Proposal No. 1);

•	to consider an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 2);

•	to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 3); and

•	to transact any other business which is properly brought before the Annual Meeting or adjournments or postponements thereof.
Only stockholders of record at the close of business on February 25, 2014, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.
We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2013 Annual Report. The Notices are being mailed to stockholders starting on or about March 12, 2014. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and the costs incurred by us in printing and mailing the proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a copy of our proxy materials, including the attached Proxy Statement, our 2013 Annual Report and a form of proxy card or voting instruction card, electronically by email.
Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.
On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Gary S. Guthart, Ph.D.
Gary S. Guthart, Ph.D.
President and Chief Executive Officer
Sunnyvale, California
March 7, 2014

Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
Our Board of Directors (as sometimes referred to in this Proxy Statement as the “Board”) has made these materials available to you on the Internet, or has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders to be held on April 24, 2014, at 3:00 p.m., Pacific Daylight Time, at the location and for the purposes as set forth in the “Notice of Annual Meeting of Stockholders.” This solicitation is made on behalf of our Board of Directors and we will pay the entire cost of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these directors, officers and employees for these services. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and form of proxy will be first sent and made available to stockholders is March 12, 2014.
What is included in these materials?
These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our 2013 Annual Report to Stockholders, which includes our audited consolidated financial statements.
If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
You will be voting for the following proposals:

1.	The election of six members to the Board of Directors to serve until the 2015 Annual Meeting of Stockholders (Proposal No. 1);

2.	The advisory approval of the compensation of our named executive officers (Proposal No. 2); and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 3).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	“FOR” the election of each of the nominees to the Board (Proposal No. 1);

•	“FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2); and

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 3).
Where are Intuitive Surgical’s principal executive offices located, and what is Intuitive Surgical’s main telephone number?
Our principal executive offices are located at 1020 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 523-2100.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are pleased to continue to take advantage of the SEC rules that allow us to furnish our proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders of record and beneficial owners have received a Notice of Internet Availability of Proxy Materials and will not receive a full set of proxy materials in the mail unless they request them. Instructions on how to access the proxy materials on the website referred to in the Notice may be found in the Notice. If you would like to receive our proxy materials electronically by email, you should follow the instructions for requesting such materials provided in the Notice. Your election to receive proxy materials electronically by email will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically by email will reduce the environmental impact and the costs incurred by us in printing and mailing the proxy materials.
How can I get electronic access to the proxy materials?
Registered and Beneficial Stockholders
You can view the proxy materials for the meeting on the Internet at www.envisionreports.com/ISRG.
Who may vote at the Annual Meeting?
The Board of Directors set February 25, 2014, as the record date for the Annual Meeting. All stockholders of record who owned Intuitive Surgical common stock at the close of business on February 25, 2014, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Each share of the Intuitive Surgical common stock has one vote on each matter, and there is no cumulative voting. At the close of business on the record date, there were 38,335,116 shares of common stock outstanding.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.
How can I vote my shares?
In Person — If you are a stockholder of record, you may vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the meeting.
Via the Internet — You may vote by proxy via the Internet by visiting www.investorvote.com/ISRG for Registered Stockholders and www.proxyvote.com for Beneficial owners.
By Telephone — If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
By Mail — If you requested printed copies of the proxy materials by mail, and if you are a stockholder of record, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you requested printed copies of the proxy materials by mail and you are a beneficial owner, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, withheld or abstained, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2014, (Proposal No. 3) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.
The election of directors (Proposal No. 1) and the advisory approval of the compensation of our named executive officers (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these two proposals.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director, with abstentions and broker non-votes not counted as votes cast as either “FOR” or “AGAINST” such director’s election.
Approval of Proposal No. 2 and No. 3 require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
How are abstentions and broker non-votes treated?
Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares voted “ABSTAIN” on proposals other than the election of directors will have the same effect as voting against the matter. Brokers, banks and other nominees have the power to vote without receiving voting instructions from the owner on Proposal No. 3, so the Company expects no broker non-votes on this proposal. For Proposal No. 1 and No. 2, broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results for these proposals for purposes of determining whether proposals have been approved. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following instructions provided on the Notice.
Can I change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Corporate Secretary at 1020 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

Who will serve as the inspector of election?
A representative from Computershare will serve as the inspector of election to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our current report on Form 8-K within four business days after the Annual Meeting.
How can I attend the Annual Meeting?
Attendance at the Annual Meeting is limited to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. The use of cell phones, smartphones, pagers, recording and photographic equipment, and/or computers is not permitted in the meeting rooms at the Annual Meeting.
Deadline for receipt of stockholder proposals for 2015 Annual Meeting of Stockholders.
Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be considered for submission to the stockholders at the 2015 Annual Meeting of Stockholders. In order to be considered for inclusion in the proxy material to be disseminated by the Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Corporate Secretary at Intuitive Surgical, Inc., 1020 Kifer Road, Sunnyvale, California 94086 and must be received no later than November 12, 2014. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the Annual Meeting to introduce the proposal specified in your notice.
The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth below no earlier than December 25, 2014, and no later than January 24, 2015. If the date of our 2015 Annual Meeting is more than 30 days before or more than 60 days after April 24, 2015, the stockholder’s notice must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting was first made. A stockholder providing such notice must also further update and supplement such notice so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be received by our Corporate Secretary at our principal executive offices not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director or to bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, review a copy of our Bylaws, as amended and restated to date, which can be found at http://www.intuitivesurgical.com or, without charge, from our Corporate Secretary at the address below:
Intuitive Surgical, Inc.
Attn: Corporate Secretary
1020 Kifer Road
Sunnyvale, CA 94086-5301

DIRECTORS AND CORPORATE GOVERNANCE
General Information
The Board of Directors has nine authorized seats. Six directors are to be elected at the annual meeting to serve a one-year term expiring at the 2015 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining three directors will continue to serve their respective terms. At the 2012 Annual Meeting of Stockholders, the Company’s stockholders approved a proposal to eliminate the classified structure of the Board and provide for the annual election of directors beginning with the 2013 Annual Meeting of Stockholders. The elimination of the classified structure was phased in over a three-year period beginning with the 2013 Annual Meeting of Stockholders. The three directors elected at the 2012 Annual Meeting of Stockholders will serve the remainder of their three-year terms expiring at the 2015 Annual Meeting of Stockholders.
Our Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The required quorum for a meeting of the Company’s stockholders is a majority of the outstanding shares of common stock entitled to vote at the meeting. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.
The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the six nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.
Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; healthcare; and financial services. In these positions, they have also gained significant and diverse management experience, including industry knowledge, strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of the directors also have experience serving as executive officers, or on board of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have significant academic and research experience and bring unique perspectives to the Board. The biographies below describes the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.
The Governance and Nominating Committee of the Board and the Board believe the skills, qualities, attributes, and experiences of its current directors and director nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s stockholders.
The names of the nominees and directors, their ages as of February 15, 2014, and certain other information about them are set forth below:

Name of Director	Age	Principal Occupation	Director Since
Directors with terms expiring at the 2014 Annual Meeting of Stockholders:
Amal M. Johnson	61	Executive Chairman of the Board, Author-IT, Inc.	2010
Eric H. Halvorson	64	Attorney in practice	2003
Alan J. Levy, Ph.D.	76	Venture Partner, Frazier Healthcare Ventures	2000
Craig H. Barratt, Ph.D.	51	Vice President, Google, Inc.	2011
Floyd D. Loop, M.D.	77	Former Chief Executive Officer, The Cleveland Clinic Foundation	2005
George Stalk Jr.	63	Senior Advisor, The Boston Consulting Group	2007
Directors with terms expiring at the 2015 Annual Meeting of Stockholders:
Gary S. Guthart, Ph.D.	48	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009
Mark J. Rubash	56	Chief Financial Officer, Eventbrite, Inc.	2007
Lonnie M. Smith	69	Chairman of the Board and Former Chief Executive Officer, Intuitive Surgical, Inc.	1997
The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of

Directors to conclude that they should serve on the Board, are described below. There are no family relationships among any of our directors or executive officers.
Directors Continuing in Office until the 2015 Annual Meeting of Stockholders
Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. Effective January 2010, Dr. Guthart was appointed as Chief Executive Officer. In July 2007, he was promoted to President. Prior to that, in February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formerly Stanford Research Institute). Dr. Guthart has served as a member of the Board of Directors of Affymetrix, Inc. since May 2009. He received a B.S. in Engineering from the University of California, Berkeley and an M.S. and a Ph.D. in Engineering Science from the California Institute of Technology.
Dr. Guthart brings to the Board business, operating, financial, and scientific experience. His service as the Chief Executive Officer of Intuitive Surgical enables the Board to perform its oversight function with the benefits of management’s perspectives on the business.
Mark J. Rubash joined our Board in October 2007. Mr. Rubash is the Chief Financial Officer at Eventbrite, Inc., a privately-held e-commerce company, which he joined in June 2013. Prior to Eventbrite, Inc., Mr. Rubash was Chief Financial Officer at Heartflow, Inc., a privately-held medical diagnostic services company, which he joined in March 2012. Prior to Heartflow, Inc., Mr. Rubash was the Chief Financial Officer at Shutterfly, Inc., an Internet-based social expression and personal publishing company. Prior to joining Shutterfly in November 2007, Mr. Rubash was the Chief Financial Officer of Rearden Commerce, an eCommerce platform company, from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February 2007 to August 2007. Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc. from February 2001 to July 2005. Mr. Rubash was also previously an audit partner at PwC, where he was most recently the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice. Mr. Rubash received his B.S. in Accounting from California State University Sacramento. Mr. Rubash has served as a member of the Board of Directors and Chairman of the Audit Committee of Line 6 Corporation since April 2007 and has served as a member of the Board of Directors of IronPlanet, Inc. since March 2010.
Mr. Rubash’s qualifications to serve on our Board include his experience with public and financial accounting matters and risk management.
Lonnie M. Smith has served on our Board since he joined Intuitive Surgical as Chief Executive Officer in June 1997, from Hillenbrand Industries where he was Senior Executive Vice President. Mr. Smith served as Chief Executive Officer of Intuitive Surgical from June 1997 to January 2010 and remained as an executive officer of Intuitive Surgical from January 2010 to January 2013. Mr. Smith joined Hillenbrand in 1978 and during his tenure he was also a member of the Executive Committee, the Office of the President and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM Corporation. Mr. Smith received his B.S.E.E. from Utah State University and an M.B.A. from Harvard Business School. Mr. Smith has served as the Chairman of the Board of Tandem Diabetes Care, Inc. since January 2013 and as a member of the board of directors of several private companies.
Having been the Chief Executive Officer of the Company until 2009, Mr. Smith brings institutional knowledge of the Company’s business, structure, history, and culture to the Board and the Chairman position.
Directors Nominees for Election at the Annual Meeting for a One-Year Term expiring at the 2015 Annual Meeting of Stockholders
Amal M. Johnson has been a member of our Board of Directors since April 2010.
Ms. Johnson is currently the Executive Chairman of Author-IT Inc., a Software as a Service private company that provides a platform for creating, maintaining, and distributing single-sourced technical content. Prior to joining Author-IT, Ms. Johnson led MarketTools, Inc. a software and services company as Chief Executive Officer from 2005 to 2008, and then as Chairman of the Board until the company was acquired in January 2012. Prior to MarketTools, Ms. Johnson was a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was President of Baan Supply Chain Solutions, President of Baan Affiliates, and President of Baan Americas, from October 1994 to January 1999. Prior to that, Ms. Johnson served as President of ASK Manufacturing Systems from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993.
Ms. Johnson holds a Bachelor of Arts in Mathematics from Montclair State University and studied Computer Science at Stevens Institute of Technology graduate school of engineering.
Ms. Johnson has served on the Board of Directors of CalAmp since December 2013 and Mellanox Technologies, Ltd. since October 2006.

Ms. Johnson brings to the Board her leadership and operational experience, including service as the Chairman of the Board of Directors and Chief Executive Officer of a technology company.
Eric H. Halvorson has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Mr. Halvorson joined Computer Motion in July 2002 as a member of its Board of Directors. Mr. Halvorson is currently engaged in the practice of law. Mr. Halvorson was President and Chief Operating Officer of Salem Communications Corporation from 2007 to 2008. He was Executive Vice President and Chief Operating Officer of Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for 10 years. Mr. Halvorson served on the Board of Directors of Salem Communications Corporation from 1988 to 2008. From 2000 to 2003, 2005 to 2007, 2009 to 2011, and 2013 to 2014, he was a Visiting Professor of Business Law and Accounting and Executive in Residence at Pepperdine University and an Adjunct Professor of Law at the Pepperdine University School of Law. From June 2003 to February 2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company. Mr. Halvorson was a partner at Godfrey and Kahn, a law firm based in Milwaukee, Wisconsin from 1976 until 1985. Mr. Halvorson holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law. Mr. Halvorson has served on the Board of Directors of Pharmacyclics, Inc. since December 2011.
Mr. Halvorson brings to the Board of Directors financial acumen and experience in business leadership roles.
Alan J. Levy, Ph.D. has been a Venture Partner at Frazier Healthcare Ventures since 2007. Most recently, he was the Chief Executive Officer of Incline Therapeutics, Inc., a novel drug/device company that was acquired by the Medicines Company in 2013. He served as Chairman of the Board of Directors of Northstar Neuroscience, Inc., a medical device company he co-founded, from 2007 to 2009. Prior to that, he was the President and Chief Executive Officer of Northstar Neuroscience, Inc. from 1999 to 2007. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the Board of Directors of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University. Dr. Levy currently serves as a director of several private companies and not-for-profit organizations.
Dr. Levy’s qualifications to serve on our Board as the independent lead director (“Lead Director”) include his service as the Chief Executive Officer for three medical device companies and an understanding of physicians and other health care providers who are central to the use and development of our products.
Craig H. Barratt, Ph.D. has been a member of our Board of Directors since April 2011. Currently he is a Vice President at Google, an internet company, which he joined in June 2013. He previously served as President of Qualcomm Atheros, the networking and connectivity subsidiary of Qualcomm Inc., a mobile technology company, from May 2011 to February 2013. He served as President and Chief Executive Officer and director of Atheros Communications, Inc., a fabless semiconductor company, from 2003 until its 2011 acquisition by Qualcomm. Prior to joining Atheros as Vice President of Technology in 2002, Dr. Barratt held a number of positions at ArrayComm, Inc., a company specializing in multi-antenna signal processing. Dr. Barratt holds Ph.D. and Master of Science degrees from Stanford University, as well as a Bachelor of Engineering degree in electrical engineering and a Bachelor of Science degree in pure mathematics and physics from the University of Sydney in Australia. Dr. Barratt is a co-inventor of a number of U.S. patents in fields including wireless communications and medical imaging and has co-authored a book on linear controller design.
Dr. Barratt’s qualifications to serve on our Board include his leadership of a high growth and high technology company.
Dr.  Floyd D. Loop has been a member of our Board of Directors since 2005. Dr. Loop served at The Cleveland Clinic Foundation for 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board of Governors (1989-2004).  Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair, and for pioneering technical improvements for re-operations.  Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University, St. Louis University and Purdue University. Dr. Loop is an internationally recognized cardiovascular surgeon, a recipient of the American Heart Association Citation for International Service and the American College of Cardiology Cummings Humanitarian Award. Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. Dr. Loop served on the Tenet Healthcare Corporation Board of Directors from January 1999 to May 2013. Dr. Loop also served on the Board of Directors of Athersys, Inc. from June 2007 to April 2010 and currently is a director on private corporate boards. In 2009, his book Leadership and Medicine was published.
Dr. Loop provides the Board with his experience in the healthcare industry and prior surgical practice.

George Stalk Jr. is currently a Senior Advisor and Fellow at The Boston Consulting Group (“BCG”) in the Toronto Office. Prior to that, until December 2008, Mr. Stalk served as a Senior Partner and Fellow at BCG. Mr. Stalk started with BCG in Boston in 1978 and has been with the firm’s Tokyo and Chicago offices as well.  Mr. Stalk is also an Adjunct Professor of Strategy at the Rotman School of Business-University of Toronto and a Senior Partner at Banyan Family Business Advisors. Mr. Stalk received a B.S. in Engineering Mechanics from the University of Michigan, an M.S. in Aeronautics and Astronautics from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Stalk has led BCG’s worldwide innovation efforts and co-authored several best-selling books on business strategy.
Mr. Stalk’s qualifications to serve on our Board include his financial expertise, strategy, international consulting experience with a variety of companies and experience in the oversight of risk management.
Board Size
The number of directors constituting the full Board is currently set at nine. The Board of Directors will evaluate the appropriateness of the size of the Board from time to time. In establishing its size, the Board, as recommended by the Governance and Nominating Committee, considers a number of factors, including (i) resignations and retirements from the current Board; (ii) the availability of appropriate and qualified candidates; (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of knowledge, experience, skills and expertise so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s business and (iv) the goal of having an appropriate mix of inside and independent directors.
Nomination Process
The Governance and Nominating Committee identifies director nominees by reviewing the desired experience, mix of skills, and other qualities to assure appropriate Board composition, taking into consideration the current Board members and the specific needs of the Company and the Board.
The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be sent to our Corporate Secretary in writing at our executive offices as identified in this Proxy Statement. Such recommendations should comply with the notice requirements set forth in our Bylaws and include the following information, among other information required under our Bylaws:

•
the name and address of such nominating stockholder and the class or series and number of shares of securities of our Company that are, directly or indirectly, owned of record or beneficially owned by such stockholder;

•	whether the nominating stockholder intends to deliver a proxy statement and form of proxy to elect such nominee;

•	interests of the nominating stockholder required to be disclosed under our Bylaws;

•
all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required in a contested election (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand; and

•	a completed and signed questionnaire, representation and agreement as provided in our Bylaws.
We will also request such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.
The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board;

•
the experience, knowledge, skills and expertise of candidates, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to business experience, professional expertise, age, gender and ethnic background;

•	personal and professional integrity, character and business judgment of candidates; and

•	whether candidates are independent, including the independence requirements of the SEC and the NASDAQ Stock Market.
The Governance and Nominating Committee will assess the effectiveness of its approach to consideration of Board candidates as part of its evaluation of the Board’s composition to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties.
Board Responsibilities
The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects the Chief Executive Officer of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy, longer-term business plan, and an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, external auditors, and outside advisors. With respect to the Board’s role in risk oversight of the Company, the Board of Directors discusses the Company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them.
Board Leadership
The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chairman and President and Chief Executive Officer, are independent. In addition, all of the members of our Board’s committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions of the Board without members of management present.
Mr. Smith is the Chairman of our Board of Directors, and Dr. Guthart is our President and Chief Executive Officer and a member of the Board of Directors. Our Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.
In April 2013, the Board appointed Dr. Alan J. Levy, Ph.D. to the position of Lead Director. The Lead Director is elected annually by a majority of the independent directors upon receiving a recommendation from the Governance and Nominating Committee. The Lead Director's responsibilities include, among others:

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	provide feedback from executive sessions of the independent directors to the Chairman, the Company’s Chief Executive Officer and other senior management;

•	consult with the Chairman as to an appropriate schedule of Board meetings;

•	approve meeting agendas for the Board;

•
advise the Chairman as to the quality, quantity, and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; and

•	serve as principal liaison between the Chairman and the independent directors.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Our Board of Directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Board of Directors. Each committee of our Board of Directors has a written charter approved by our Board of Directors which is available on our website at http://www.intuitivesurgical.com.
During 2013, our Board of Directors held seven meetings. Seven members of the Board of Directors attended all seven meetings and two members attended six of those meetings. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2013.

The following table reflects the current membership of each Board committee:

Committee Membership
Name	Audit Committee	Governance and Nominating Committee	Compensation Committee
Craig H. Barratt, Ph.D.		✓
Eric H. Halvorson	✓		Chair
Amal M. Johnson			✓
Alan J. Levy, Ph.D.		Chair	✓
Floyd D. Loop, M.D		✓
Mark J. Rubash	Chair
George Stalk Jr.	✓
Audit Committee
The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. The Audit Committee reviews and discusses with management and our independent registered public accounting firm the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of our registered public accounting firm, and prepares the Audit Committee Report included in our Proxy Statement in accordance with rules and regulations of the SEC. The Audit Committee operates under a charter, a copy of which can be found on our website at http://www.intuitivesurgical.com.
Our Board has determined that all of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. In 2013, the Audit Committee met nine times. All members of the Audit Committee attended all nine meetings. On February 26, 2014, the Audit Committee appointed PwC as the Company's independent registered public accounting firm for fiscal year 2014.
Governance and Nominating Committee
The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board, the Lead Director, and committees thereof. Our Board has determined that all of the Governance and Nominating Committee members meet the existing independence requirements of the NASDAQ Stock Market. In 2013, the Governance and Nominating Committee met three times and all members of the Governance and Nominating Committee attended all of those meetings.
Compensation Committee
The Compensation Committee reviews and approves all compensation programs applicable to executive officers of the Company, including salaries, bonuses and stock compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee approves any new compensation plan or any material change to an existing compensation plan whether or not subject to stockholder approval and makes recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans subject to stockholder approval. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation and inclusion of the Compensation Discussion and Analysis (“CD&A”) included in our annual proxy statements.
Our Board has determined that all of the Compensation Committee members meet the existing independence requirements of the NASDAQ Stock Market and the SEC. In 2013, the Compensation Committee met three times and all members of the Compensation Committee attended all of those meetings. The Compensation Committee operates under a charter that was amended in July 2013 and a copy of the charter can be found on our website at http://www.intuitivesurgical.com.
Compensation Committee Interlocks and Insider Participation
During 2013, the Compensation Committee consisted of Eric H. Halvorson, Amal M. Johnson and Alan J. Levy, Ph.D., none of whom is a present or former officer or employee of our Company. In addition, during 2013, none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

Attendance at the Annual Meeting
We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All members of the Board of Directors attended our 2013 Annual Meeting of Stockholders.

COMPENSATION FOR DIRECTORS
Director Compensation Table
The following Director Compensation Table sets forth summary information concerning the compensation paid to our directors who are not NEOs for the year ended December 31, 2013, for services to our Company.

Name (1)	Fees earned or paid in cash ($)	Option Awards ($) (2)	Total ($)
Craig H. Barratt, Ph.D.	$53,000	$244,389	$297,389
Eric H. Halvorson	$65,000	$244,389	$309,389
Amal M. Johnson	$53,000	$244,389	$297,389
Alan J. Levy, Ph.D.	$63,000	$244,389	$307,389
Floyd D. Loop, M.D.	$53,000	$244,389	$297,389
Mark J. Rubash	$65,000	$244,389	$309,389
George Stalk Jr.	$55,000	$244,389	$299,389
Lonnie M. Smith	$100,000	$345,019	$445,019

(1)
Dr. Barratt, Mr. Halvorson, Ms. Johnson, Dr. Levy, Dr. Loop, Mr. Rubash and Mr. Stalk are non-employee directors of the Company. Mr. Smith is the Chairman of the Board and prior to January 15, 2013, was an executive officer of the Company. Effective April 25, 2013, Dr. Levy is the Lead Director of the Board.

(2)
The amounts in this column represent the grant date fair value of options granted in 2013, determined in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). Each continuing non-employee director received an option to purchase 2,125 shares of the Company’s common stock, and the Chairman of the Board received an option to purchase 3,000 shares of the Company's common stock, granted on April 25, 2013, with an exercise price of $483.80 per share, based on the NASDAQ close price on the day prior to the grant date, pursuant to the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). See Note 8 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 3, 2014, for a discussion of all assumptions made by us in the valuation of the equity awards.

The table below sets forth the aggregate number of shares of our common stock subject to options outstanding and exercisable as of December 31, 2013.

Name	Common Stock Options Outstanding	Common Stock Options Exercisable
Craig H. Baratt, Ph.D.	12,125	9,167
Eric H. Halvorson	9,063	6,938
Amal M. Johnson	14,875	12,750
Alan J. Levy, Ph.D.	15,563	13,438
Floyd D. Loop, M.D.	24,813	22,688
Mark J. Rubash	25,563	23,438
George Stalk Jr.	10,563	8,438
Lonnie M. Smith	78,328	70,412
The Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Employee directors are not compensated for Board services in addition to their regular employee compensation.
Annual cash compensation: During fiscal 2013, the Board received the following cash compensation: (1) annual retainer for the Chairman of the Board of $100,000 and annual retainer for each member of the Board of $50,000; (2) additional retainers for services as a committee chairperson ($15,000 for Audit Committee, $10,000 for all other committees); and (3) additional retainers for services as a committee member ($5,000 for Audit Committee, $3,000 for all other committees).
Effective April 1, 2014, the Board will receive the following cash compensation: (1) annual retainer for the Chairman of the Board of $100,000 and annual retainer for each member of the Board of $50,000; (2) additional retainers for services as a committee chairperson ($23,000 for Audit Committee, $20,000 for Compensation Committee, and $13,000 for Governance and Nominating Committee); and (3) additional retainers for services as a committee member ($10,000 for Audit Committee, $6,000 for Compensation Committee, and $4,000 for Governance and Nominating Committee).
Equity Compensation: The terms of the Directors’ Plan provide for automatic non-discretionary grants of stock options to our non-employee directors. Non-employee members of the Board newly elected or appointed to the Board are, on the date elected or appointed to the Board, granted an initial option to purchase 6,000 shares of the Company’s common stock with one-third of the shares underlying the option vesting after one year from the date of grant and 1/36 of the shares underlying the option vesting monthly thereafter. Non-employee members of the Board of Directors who have served at least six months as of the date of the Company’s Annual Meeting are granted, on the date of the Company’s Annual Meeting, an option grant to purchase 2,125 shares of common stock with the exception of the Chairman of the Board. The Chairman of the Board is eligible to receive an annual option grant to purchase 3,000 shares of the Company’s common stock. The annual option grant fully vests on the first anniversary of the date of grant; provided, however, that vesting will cease on termination of a director’s service to the Company.
Effective April 1, 2014, non-employee members of the Board newly elected or appointed to the Board are, on the date elected or appointed to the Board, granted an initial option to purchase 2,250 shares of the Company’s common stock with one-third of the shares underlying the option vesting after one year from the date of grant and 1/36 of the shares underlying the option vesting monthly thereafter; and 750 Restricted Stock Units (“RSUs”) with one-third of the units vesting annually. Non-employee members of the Board of Directors who have served at least six months as of the date of the Company’s Annual Meeting are granted, on the date of the Company’s Annual Meeting, an option grant to purchase 1,063 shares of common stock and 354 RSUs with the exception of the Chairman of the Board and the Lead Director. The Chairman of the Board is eligible to receive an annual option grant to purchase 1,500 shares of the Company’s common stock and 500 RSUs; and the Lead Director is eligible to receive an annual option grant to purchase 1,250 shares of the Company’s common stock and 417 RSUs. The annual option grant and RSUs fully vest on the first anniversary of the date of grant; provided, however, that vesting will cease on termination of a director’s service to the Company.

EXECUTIVE OFFICERS OF THE COMPANY
The Company’s executive officers as of December 31, 2013, and their ages as of February 15, 2014, are as follows:

Name	Age	Position
Gary S. Guthart, Ph.D.	48	President and Chief Executive Officer
Jerome J. McNamara	56	Executive Vice President, Worldwide Sales and Marketing
Salvatore J. Brogna	59	Senior Vice President, Product Development
Mark J. Meltzer	64	Senior Vice President and General Counsel
Marshall L. Mohr	58	Senior Vice President and Chief Financial Officer
Colin Morales	50	Senior Vice President, Manufacturing & Service Operations
David J. Rosa	46	Senior Vice President, Scientific Affairs
Jamie E. Samath	43	Vice President, Corporate Controller, and Principal Accounting Officer
The principal occupations and positions for at least the past five years of the executive officers named above are as follows:
Gary S. Guthart, Ph.D. Please see “Directors and Corporate Governance” section above.
Jerome J. McNamara joined Intuitive Surgical in April 1999. In July 2007, Mr. McNamara was promoted to Executive Vice President, Worldwide Sales and Marketing. Prior to joining Intuitive Surgical, Mr. McNamara was the Vice President, Marketing at Valleylab Electrosurgical. Prior to Valleylab Electrosurgical, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a B.A. in Biology.
Salvatore J. Brogna joined Intuitive Surgical as Director, Mechanical Engineering, in 1999 and was promoted to Vice President, Engineering in 2005. In 2010, Mr. Brogna was promoted to the position of Senior Vice President, Product Development. Prior to joining Intuitive Surgical, Mr. Brogna led design and development of complex robotic systems at Adept Technology and at Unimation. Mr. Brogna is a graduate of Clarkson University where he earned a B.S. and a M.S. in Mechanical Engineering.
Mark J. Meltzer joined Intuitive Surgical in December 2007. Prior to joining Intuitive Surgical, Mr. Meltzer served as General Counsel of FoxHollow Technologies Inc. from October 2004. Prior to FoxHollow, Mr. Meltzer served as General Counsel for Epicor Medical Inc. and Ventritex Inc. Mr. Meltzer graduated cum laude from UC Berkeley with a B.S. in electrical engineering. He received his J.D. from UC Hastings where he served on the law review. Mr. Meltzer, a registered patent attorney, was appointed as a special master in federal court where he assisted in the evaluation and administration of complex patent cases. Mr. Meltzer has tried cases to juries and has argued before the Ninth Circuit Court of Appeals. His pro bono work has included the representation of indigents and non-profits before courts and administrative agencies and volunteer service in federal anti-poverty programs.
Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an Audit Partner with PwC where he was most recently the Managing Partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his B.B.A. in Accounting and Finance from Western Michigan University. Mr. Mohr serves on the boards of directors of Plantronics, Inc. and Pacific Biosciences of California, Inc.
Colin Morales joined Intuitive Surgical in March 1999 as Director of Field Service. He was promoted to Vice President of the Customer Support Group in July 2005. In 2010, Mr. Morales was promoted to the position of Senior Vice President, Customer Support and was responsible for Field Service, Products Support, Order Management and Customer Service Operations. In November 2013, Mr. Morales expanded his role to Senior Vice President of Manufacturing and Service Operations. Prior to joining Intuitive, Mr. Morales was with Acuson Corp. for more than 13 years, where he held various management positions in field and customer service. Mr. Morales received his associate’s degree from The DeVry Institute of Technology in Phoenix, Arizona and completed the Advanced Management Program at Harvard Business School in 2013.
David J. Rosa joined Intuitive Surgical in March 1996 and has held leadership positions in engineering, clinical development, marketing and product development. In 2011, Mr. Rosa was promoted to the position of Senior Vice President, Emerging Procedures & Technology and recently transitioned to the position of Senior Vice President, Scientific Affairs. Prior to joining Intuitive Surgical, Mr. Rosa contributed to the development of trans-esophageal transducers for Acuson Corporation. Mr. Rosa graduated magna cum laude with a B.S.M.E. from California Polytechnic University at San Luis Obispo. He also holds a M.S.M.E. from Stanford University.
Jamie E. Samath joined Intuitive Surgical in April 2013 as Vice President and Corporate Controller. In October 2013, Mr. Samath was appointed to the position of Principal Accounting Officer. Prior to joining Intuitive Surgical, Mr. Samath was the Vice President Finance and Corporate Controller at Atmel Corporation from October 2011 to April 2013 and served as its Principal Accounting Officer from December 2011 to April 2013. Prior to joining Atmel, Mr. Samath served in various finance roles at

National Semiconductor Corporation (acquired by Texas Instruments Incorporated in September 2011) from February 1991 to September 2011. From June 2005 to June 2010, Mr. Samath was the Principal Accounting Officer and Corporate Controller for National Semiconductor and from June 2010 to September 2011, Vice President, Principal Accounting Officer and Corporate Controller for National Semiconductor. Mr. Samath received his B.A. in Business Studies from London Metropolitan University and is a Certified Public Accountant (inactive).

EXECUTIVE COMPENSATION
Compensation Committee Report
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Members of the Compensation Committee

Eric H. Halvorson (Chairman)	Amal M. Johnson	Alan J. Levy, Ph.D.
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2013, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers”:

•	Gary S. Guthart, Ph.D., our President and Chief Executive Officer;

•	Jerome J. McNamara, our Executive Vice President, Worldwide Sales & Marketing;

•	Marshall L. Mohr, our Senior Vice President & Chief Financial Officer;

•	David J. Rosa, our Senior Vice President, Scientific Affairs; and

•	Jamie E. Samath, our Vice President & Principal Accounting Officer.
Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during fiscal 2013.
Management Changes During 2013
Mr. Samath joined the Company in April 2013 as our Vice President and Corporate Controller. On October 24, 2013, our Board of Directors appointed Mr. Samath as our Principal Accounting Officer.
Executive Summary
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in driving da Vinci Surgery to the broadest number of patients, and, in turn, create sustainable long-term value. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. The Compensation Committee oversees our executive compensation program and determines the compensation of our executive officers, including the Named Executive Officers. We believe our executive compensation program effectively aligns the interests of our executive officers with our objective of creating sustainable long-term value.

2013 Financial Highlights
We continued our growth in 2013 despite an environment of spending uncertainties for United States customers:

Measure (Amounts in millions, except procedures)	Year Ended December 31, 2013	Year Ended December 31, 2012	Percentage Change
Revenue	$2,265.1	$2,178.8	4%
Worldwide Procedures	523,000	450,000	16%
Income from operations	$852.5	$878.1	(3)%
Net income	$671.0	$656.6	2%
Net cash provided by operating activities	$880.0	$814.2	8%
Cash, cash equivalents and investments	$2,753.9	$2,920.5	(6)%
Repurchases and retirement of common stock	$1,109.2	$238.3	365%
Executive Compensation Highlights
Consistent with our business results, the Compensation Committee took the following actions with respect to the 2013 compensation of the Named Executive Officers:

•	Maintained their base salaries at their 2012 levels, except in the case of Mr. Samath whose annual base salary was increased from $285,000 to $295,000 effective August 1, 2013;

•
Cash bonus payments to the Named Executive Officers were as follows: Mr. McNamara received an annual cash bonus payment equal to approximately 35% of his target cash bonus opportunity, reflecting a proportion of revenue and procedure goal achievement, and Mr. Rosa received a one-time lump sum award in the amount of $30,000 in recognition of his transition to the role of Senior Vice President, Scientific Affairs; and

•
Granted equity awards in the form of options to purchase shares of our common stock in February and August 2013, consistent with prior years. The stock options will vest and become exercisable over a period of 48 months and 42 months, respectively, subject to continued service through such vesting dates.

Results of Stockholder Advisory Vote on Executive Compensation
At our 2013 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2012 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2012 compensation of our-then Named Executive Officers, with approximately 97% of the votes cast voted in favor of the proposal. The Compensation Committee took the results of this Say-on-Pay vote into consideration when making compensation decisions following the 2013 Annual Meeting of Stockholders.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate the Named Executive Officers. Accordingly, no significant design changes were made to the executive compensation program following the 2013 Say-on-Pay vote. Further, any design changes resulting from the Say-on-Pay vote would not typically show up in compensation until the following fiscal year due to the timing of our annual meeting of stockholders compared to the Compensation Committee meeting at which compensation decisions are made.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the Named Executive Officers. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2015.
Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.
Pay for Performance
We believe that our executive compensation program is closely aligned with stockholders’ interests. While base salary and an annual performance-based cash bonus opportunity represent the achievement of shorter-term goals, our long-term equity awards in the form of options to purchase shares of our common stock, which are subject to either a four-year or 3.5-year vesting requirement and a 10-year term, represent a longer-term compensation structure that promotes retention and continuous commitment to the operating results of the Company. We further believe that this compensation mix reflects the value of each executive officer’s individual contribution to the Company, both present and future. At this phase in our growth cycle, a majority of the annual direct compensation of our executive officer’s is directly tied, through the use of stock options, to the growth in the value of our common stock. To illustrate this point, the following chart displays the historical relationship between our the annual direct compensation of our Chief Executive Officer, and the changes in stockholder value as reflected by the percentage change in value of the Company’s common stock price.

*
Assumes that a like number of options to the February 18, 2014, grants will be granted on August 15, 2014. In addition, the Black-Scholes value as of February 18, 2014, was used to value all 2014 option grants. Refer to the section "Long-Term Equity Awards" for details.

For purposes of this illustration, our Chief Executive Officer's annual direct compensation consists of base salary, accrued bonus, and the grant date fair value of his long-term equity awards granted in the following year.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2013:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Advisor. The Compensation Committee has engaged its own compensation consultant to assist with its 2013 compensation review. This consultant performed no consulting or other services for the Company.

•
Biennial Executive Compensation Review. The Compensation Committee conducts a biennial review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	No Employment Agreements. We do not have employment agreements with any of our executive officers. All executive officers are employed “at will.”

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•
No Retirement Plans. Currently, we do not offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers;

•	No Perquisites. We do not provide any perquisites or other personal benefits to our executive officers that are not otherwise available on the same basis to our other full-time employees;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any element of executive compensation;

•
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits pursuant to the company-wide change in control plan are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Hedging and Pledging Prohibited. We prohibit our employees from hedging or pledging any Company securities; and

•	Succession Planning. We review the risks associated with key executive officer positions intended to ensure adequate succession plans are in place.
Program Changes for 2014
The Compensation Committee has approved the use of RSUs beginning in 2014. The decision was based on several factors including, managing the Company’s burn rate, reducing equity overhang in the long run, maintaining our ability to compete for outstanding talent, and maintaining our corporate compensation philosophies. Accordingly, beginning with the awards to be granted in 2014, instead of granting solely options to purchase shares of our common stock, we will grant both stock options and RSU awards to our employees, including our executive officers. These awards will be equally weighted in value.
Executive Compensation Philosophy
Goal of Executive Compensation Program
The goal for our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executive officers who will provide leadership for our success in delivering da Vinci Surgery to the broadest number of patients who can benefit from such surgery. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders.
We employ a “team-based” approach to compensating our executive officers, which is predicated on two principles.

•
Each executive officer must demonstrate exceptional personal performance to remain part of our executive team. We believe that executive officers who underperform should be removed from our executive team and have their compensation adjusted accordingly, or be dismissed from the Company.

•	Each executive officer must contribute as a member of the team to our overall success rather than merely achieve specific objectives within his or her area of responsibility.
As a result of this team-based approach, the Compensation Committee carefully considers the relative compensation levels among all members of the executive team. Accordingly, our executive compensation program is designed to be internally consistent and equitable to further the Company’s success. As reflected in the discussion below, the differences in the amounts awarded to each of the Named Executive Officers relate primarily to the experience, responsibilities, and performance of each individual executive officer and the differing market practices for compensation each executive officer’s function.
Compensation Mix
Historically, we have relied on long-term equity awards in the form of options to purchase shares of our common stock to attract, motivate, and retain an outstanding management team and to ensure a strong connection between our executive compensation program and the long-term interests of our stockholders. We believe that stock options are an effective compensation element for attracting entrepreneurial, creative executive officers that rewards stockholder value creation. This is because our executive officers realize value from their stock options only when the market price of our common stock increases over time. By ensuring that our executive officers have a significant portion of their potential compensation tied to long-term stock price performance, we are able to closely align the interest of our executive officers with the interests of our stockholders. Beginning in 2014, we are adding RSUs to our long-term equity award portfolio. We believe that a 50/50 value mix of stock options and RSUs will enable us to effectively compete for talent in the market place while continuing to align the interest of our executive team to the interests of our stockholders and reducing our equity burn rate and overhang. We weight the target total direct compensation opportunities of our executive officers more towards long-term equity awards rather cash compensation.

In 2013, the value of the long-term equity awards for the Named Executive Officers represented the majority of their total direct compensation opportunities, as illustrated by the following chart:

Composition of NEO Total Compensation
17%
83%
2013 Cash Compensation
Fair Value of 2013 Equity Grants

For the reasons explained above, we place less emphasis on total cash compensation (the sum of base salary and annual performance-based cash bonuses) than on long-term equity awards. Accordingly, the total cash compensation of the Named Executive Officers (other than Mr. McNamara) for 2013 represented approximately 17% of the officers' total direct compensation opportunity (the sum of total cash compensation and long-term equity awards) in 2013, as outlined in the Summary Compensation Table.

Composition of CEO Total Compensation
23%
77%
2013 Cash Compensation
Fair Value of 2013 Equity Grants

The total cash compensation of the CEO for 2013 represented approximately 23% of the his total direct compensation opportunity in 2013, as outlined in the Summary Compensation Table.
Executive Compensation Process
Role of Compensation Committee
The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various stock compensation plans. Each member of the Compensation Committee is (i) an “independent” director under the requirements of The Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code (the “Code”), and (iii) a “non-employee”

director within the meaning of Exchange Act Rule 16b-3. The Compensation Committee has adopted a written charter approved by our Board of Directors, which is available on our website at http://www.intuitivesurgical.com/company/governance.html.
The Compensation Committee approves the compensation of our executive officers, including the Named Executive Officers (other than Dr. Guthart), based on its evaluation of their individual performance, as well as Dr. Guthart’s recommendations related to the executive officers who report to him. At the Compensation Committee’s request, Dr. Guthart reviews with the Compensation Committee the performance of each of the other Named Executive Officers. The Compensation Committee gives considerable weight to Dr. Guthart’s evaluations of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions. The Compensation Committee, after considering the recommendations of Dr. Guthart as well as the factors noted below, then determines whether the recommended changes in each executive officer’s compensation, if any, are appropriate.
Each year, the Compensation Committee reviews the performance of Dr. Guthart to determine whether to make any changes in his compensation. Following its approval of any changes to his compensation, the Compensation Committee subjects such changes to the independent members of our Board for review and ratification.
Role of Executive Officers
The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. In addition, Dr. Guthart participates in Compensation Committee meetings, providing the input of our executive team on organizational structure, executive development, and financial analysis. As described above, Dr. Guthart also provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In 2013, the Compensation Committee directly retained the services of Compensia, Inc., a national executive compensation consulting firm, to assist it in fulfilling its duties and responsibilities. In addition, Compensia completed a comprehensive review of the executive compensation program as well as the employee equity programs in 2013.
Compensia does not provide any services to the Company other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
While the Compensation Committee does not establish compensation levels based solely on a review of competitive market data, it believes that such data is a useful tool in its deliberations as it recognizes that our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executive officers. Generally, the Compensation Committee reviews our executive compensation relative to the competitive market (based on an analysis of the compensation policies and practices of a select group of peer companies) every two years. For this purpose, the Compensation Committee considers competitive market data drawn from three distinct groups of peer companies:
▪A Direct Peer Group
*Primary comparison for all aspects of executive compensation
▪A Broad Peer Group
*Secondary reference point for executive officers matched to the Direct Peer Group
*Primary comparison for executive officers not matched to the Direct Peer Group
▪A Reference Peer Group
*Data source for additional market perspective, in particular high-growth companies and labor market competitors
In 2013, the Compensation Committee directed Compensia to assist with updating our compensation peer group and assessing the competitiveness of our executive compensation program. In evaluating and making changes to the Direct Peer Group, the Compensation Committee considered the following selection criteria: (1) the location of the company (U.S.-based); (2) the ownership structure of the company (publicly-traded); (3) the company’s industry (medical device or broader life sciences industry); (4) revenues (approximately 1/3 to 3x of the Company); and (5) market capitalization (approximately >2x revenues).

After considering the analysis performed by Compensia, the Compensation Committee approved the following Direct Peer Group for use in 2013:

Allergan	CareFusion	IDEXX Laboratories	St. Jude Medical
Becton Dickinson & Co.	Edwards Lifesciences	Illumina	Varian Medical Systems
Boston Scientific	Hologic	Life Technologies	Waters
C.R. Bard	Hospira	ResMed	Zimmer Holdings
Kinetic Concepts, Medicis Pharmaceuticals, and Novellus were removed from the Direct Peer Group as a result of their acquisition by other entities since the Direct Peer Group had last been updated. In addition, Haemonetics and Sirona Dental Systems were removed from the Direct Peer Group since they no longer fit the selection criteria based on financial comparability. In the place of these companies, Allergan, Becton Dickinson & Co., Boston Scientific, CareFusion, and St. Jude Medical were added to the Direct Peer Group based on their satisfaction of the selection criteria described above and the Compensation Committee’s belief that their business profiles provided a comparable reference for assessing the Company’s executive compensation practices.
In 2013, the Broad Peer Group included combined data for life sciences industry (“LSI”) and technology industry (“High-Tech”) market data provided by Radford. The dataset from the Radford Life Science Survey consisted of U.S.-based, public, non-subsidiary life science companies with revenues of approximately 1/3 to 3x of the Company and a market capitalization of at least 1.5x revenue. The dataset from the Radford Global Technology Survey consisted of U.S.-based, public, non-subsidiary companies with revenues of approximately 1/3 to 3x of the Company and a market capitalization of at least 1.5x revenue. The Compensation Committee was not aware of the constituent companies of the survey.
Finally, we developed a Reference Peer Group to gain additional perspective on labor market competitors, certain of which are also high growth companies. In 2013, the Reference Peer Group consisted of the following companies:

Apple	Google	Smith & Nephew
Boston Scientific	Johnson & Johnson	St. Jude Medical
C.R. Bard	Lam Research	Stryker
Covidien	Medtronic
The Compensation Committee reviews the compensation practices at peer companies to inform its decision-making process as it seeks to set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific percentile levels (such as targeting base salaries “above the median” or equity compensation “at the 75th percentile”). Further, the Compensation Committee believes that over-reliance on competitive positioning may result in compensation that is unrelated to the value delivered by our executive officers, including the Named Executive Officers, to the Company as a whole.
Executive Compensation Elements
In 2013, executive compensation program was comprised of three principal elements:

•	base salaries;

•	annual performance-based cash bonuses; and

•	long-term equity awards in the form of options to purchase shares of our common stock.
In addition, our executive officers are eligible to participate in our health and benefits programs, our employee stock purchase plan, and our Section 401(k) Plan on the same basis as our other employees.
Base Salary
The Compensation Committee reviews the base salaries of our executive officers annually in July, or more frequently should there be a significant change in an executive officer’s role or responsibilities. In evaluating each executive officer’s base salary, the Compensation Committee considers the results achieved by the executive officer, his or her future potential, his or her role, scope of responsibilities and experience, competitive market practices, and internal equity.

In August 2013, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, for possible adjustments. After taking into consideration our “team-based” approach to compensation, as well as the factors described above, the Compensation Committee set the base salaries of the Named Executive Officers as follows:

Named Executive Officer	Base Salary as of August 1, 2012	Base Salary as of August 1, 2013	Percentage Change
Dr. Guthart	$560,000	$560,000	—%
Mr. McNamara	$400,000	$400,000	—%
Mr. Mohr	$391,400	$391,400	—%
Mr. Rosa	$350,000	$350,000	—%
Mr. Samath (1)	N/A	$295,000	N/A

(1)	Mr. Samath joined the Company on April 8, 2013.
The base salaries paid to the Named Executive Officers during 2013 are set forth in the “2013 Summary Compensation Table” below.
Annual Performance-Based Cash Bonuses
We use annual cash bonuses to motivate our executive officers, including the Named Executive Officers, who are not part of our sales force to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a smaller portion of the target total direct compensation opportunity of our executive officers than their long-term equity awards.
Typically, cash bonus opportunities are provided pursuant to the Intuitive Surgical, Inc. Corporate Incentive Program (the “CIP”), a formal cash bonus plan that measures and rewards our executive officers for our corporate and their individual performance over our fiscal year. The CIP is designed to reward our executive officers for achieving “stretch” financial and operational objectives that are critical to the success of our business and which are aligned with the short-term and long-term interests of our stockholders. We believe that the CIP is an important element of our executive compensation program because it rewards our executive officers only for achieving the annual financial and operational objectives established each year by our Board of Directors.
Each year, the Compensation Committee reviews our annual performance-based cash bonus and commissions structures to ensure that the design and payment structure falls in line with our compensation philosophy. At the end of each year, the Compensation Committee determines the amount of the award to be paid to each executive officer by comparing actual results to the performance goals for the year. The Compensation Committee may, in its discretion, reduce or increase the amount of any individual award based on an executive officer’s overall performance and his or her contribution to the achievement of our performance goals.
Target Bonus Opportunities
Given our emphasis on long-term stockholder value creation over annual operating results, the CIP is modestly funded relative to the competitive market, as reflected by the target annual cash bonus opportunities of our executive officers. For 2013, the target annual cash bonuses opportunities under the CIP for the Named Executive Officers were set as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Maximum Annual Cash Bonus Opportunity (as a percentage of base salary)
Dr. Guthart	70.00%	87.50%
Mr. McNamara	N/A	N/A
Mr. Mohr	50.00%	62.50%
Mr. Rosa	50.00%	62.50%
Mr. Samath	45.00%	56.25%
As our Executive Vice President, Worldwide Sales & Marketing, Mr. McNamara was not eligible to participate in the CIP. Instead, Mr. McNamara’s annual incentive compensation opportunity was established under the Intuitive Surgical, Inc. Commission Plan (the “Commission Plan”) for sales executives.
Annual Bonus Plan Formula and Funding
For 2013, the CIP was to be funded through an incentive pool based on a predetermined increase in our adjusted operating income (“AOI”) goal as set forth in our annual operating plan, and paid to our executive officers based on our actual level of achievement as measured against several pre-established corporate performance objectives (the “Company Performance Goals”). AOI is defined as operating income excluding non-cash share-based compensation expense.
For 2013, the CIP began funding the incentive pool at the previous year’s AOI level up to a maximum funding of 125% of the pool based on a pre-established increase in AOI for the year. For 2013, target funding was set at AOI of $1,169 million and maximum funding of 125% of the pool was set at $1,206 million. Typically, the size of the CIP payout does not exceed the amount by which the incentive pool is funded.
The Company Performance Goals are established at the corporate level and are drawn from the categories of procedure growth, system sales growth and revenue growth, profitability, marketing objectives, customer training effectiveness, product development, regulatory approvals and compliance, new product introductions, quality of design and manufacture, applied research, and protecting intellectual property. Each Named Executive Officer must contribute as a member of the team to our overall success rather than merely achieve specific objectives within his or her area of responsibility. The corporate level goals are initially established by the executive team and Dr. Guthart and then reviewed and approved by the Compensation Committee annually at the beginning of the year. Given their relationship to our annual operating plan, as well as their sensitive nature, since the specific target levels of the Company Performance Goals are highly confidential, we do not publicly disclose the Company Performance Goals.
The nature of the Company Performance Goals and the weighting assigned to each are subject to change annually. Recurring goals are generally set above prior year results and budgeted levels. The Company Performance Goals are designed to be aggressive, and there is a risk that payments with respect to any specific goal will not be made at all or will be made at less than 100% of the target level. The achievement of the goals may be affected by several factors including, but not limited to, the impact of global and regional conditions, credit markets and the related impact on health care spending, timing and success of product development and market acceptance of developed products, and regulatory approvals, clearances and restrictions. Because several of these factors are not entirely within the control of the Named Executive Officers and given the “stretch” nature of the goal-setting process, it is relatively difficult to fully achieve the Company Performance Goals in any year. The challenge of the goals and the uncertainty in the environment ensures that any payments under the CIP are truly performance-based, which is consistent with the plan’s objectives.
The Company Performance Goals for 2013 related to market expansion, product development, manufacturing and quality, efficiency and cost performance, and other areas directed at long-term stockholder value creation. Target and maximum performance levels were established for the operating income goal and for several of the corporate performance objectives which, collectively, could result in the payment of annual cash bonuses between 0% to 125% of the target annual cash bonus opportunities described above.
The amount of the incentive pool that will be paid out as annual cash bonuses for each Named Executive Officer (as well as each eligible employee) is determined by an equal weighting of achievement of the AOI goal and Company Performance Goals.
2013 Bonus Decisions
The Company’s 2013 performance did not meet the AOI threshold established by the Compensation Committee for the bonus program and as a result, the incentive pool was not funded in 2013 and none of the Named Executive Officers (except, as described below, Mr. McNamara) received an annual performance-based cash bonus for 2013.
Merit Bonus
On July 24, 2013, the Compensation Committee awarded Mr. Rosa a one-time lump sum award in the amount of $30,000 in recognition of a significant increase in his responsibilities with the Company as a result of his transition to the role of Senior Vice President, Scientific Affairs.
Hiring Bonus
In connection with joining the Company on April 8, 2013, Mr. Samath received a one-time lump sum hiring bonus in the amount of $15,000.
Sales Commission Plans
As the senior executive officer of our sales force, Mr. McNamara is eligible to participate in our cash incentive program for our sales executives, rather than the CIP. Each year, the Compensation Committee establishes sales commission plans for our senior sales personnel which provide them with the opportunity to earn an amount that may be as much as three to four times their annual base salary. For 2013, Mr. McNamara’s maximum commission opportunity was set at approximately three times his annual base salary.
Our cash incentives for our senior sales executives, including Mr. McNamara, are tied fully to performance plans which are calculated based on the achievement of pre-established sales metrics, including revenue, surgical procedures completed, contribution margins, and fixed costs (the “Commission Plans”). Under these Commission Plans, which are approved by the

Compensation Committee at the beginning of the year, the sales executives are assigned target and maximum levels for each metric which are then applied to a scaled bonus rate. The performance payout is scaled to the over-achievement of each metric. Given the relationship between these metrics and our overall Company Performance Goals, which are highly confidential, we do not publicly disclose them.
The Compensation Committee believes that the Commission Plans are an important part of compensation programs for sales personnel as they incent the achievement of short-term sales and represent an effective retention tool. Further, most of the companies with which we compete for sales talent are much larger than us and provide substantial compensation packages to their employees. We believe that the Commission Plans are competitive in the medical device industry.
Given the Company's sales performance in 2013, the Compensation Committee determined that under the Commission Plan, Mr. McNamara was due a payment of $190,000.
The cash bonus payments made to the Named Executive Officers for 2013 are set forth in the “2013 Summary Compensation Table” below.
Long-Term Equity Awards
Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock and, beginning in 2014, RSU awards. We grant these equity awards to ensure that our executive officers, including the Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers. The Compensation Committee also believes granting awards with multi-year vesting requirements and 10-year term, as applicable, creates a substantial retention incentive and encourages our executive officers to focus on our long-term business objectives and long-term stock price performance.
To determine the size of an individual equity award, the Compensation Committee first establishes a target compensation value to be delivered to each executive officer, including each Named Executive Officer, through long-term equity awards. In doing so, the Compensation Committee considers various factors, including the following:

•	the emphasis that we place on equity in the mix of total compensation;

•	the executive officer’s experience and performance;

•	the scope, responsibility, and business impact of the executive officer’s position relative to other members of the executive team; and

•	the retention value of the total compensation package.
Once a target award value has been established, the Compensation Committee determines the awards to be granted based on the current value of our common stock and presents its recommendations to our Board of Directors for their approval.
The options to purchase shares of our common stock granted to the Named Executive Officers in 2013 were as follows:

Named Executive Officer	February 15th Stock option Grant (Number of Shares)	August 15th Stock option Grant (Number of Shares)	Aggregate Grant Date Fair Value of 2013 Stock Options
Dr. Guthart	7,500	7,500	$1,906,785
Mr. McNamara	7,000	7,000	$1,779,666
Mr. Mohr	6,000	6,000	$1,525,428
Mr. Rosa	6,000	12,000	$2,184,458
Mr. Samath	—	3,500	$1,998,732(1)

(1)	On May 7, 2013 in connection with his hiring as our Vice President and Corporate Controller, Mr. Samath was granted an option to purchase 12,000 shares of our common stock.
The equity awards granted to the Named Executive Officers in 2013 are set forth in the “2013 Summary Compensation Table” and the “2013 Grants of Plan-Based Awards Table” below.
Equity Award Grant Policies
The Compensation Committee reviews and approves annual option grants to our executive officers, including the Named Executive Officers. Stock options are granted to our employees, including our executive officers, bi-annually on February 15th and August 15th of each year. In 2014, because February 15, 2014, fell on a Saturday and Monday, February 17, 2014, was a holiday, the options were granted on February 18, 2014. The February 15th option grants vest over a four year period, while the August 15th option grants vest over a 3.5 year period.

The Compensation Committee approves the option grants to all other non-executive employees in the aggregate and has delegated the authority to our CEO to allocate the individual option awards to these non-executive employees.
The Compensation Committee approves all equity awards under the 2009 Employment Commencement Incentive Plan, which are granted to newly-hired employees once a month on the fifth business day of each month after their hire, at an exercise price equal to the closing fair market value of our common stock on the date of grant.
Beginning in 2014, equity grants will include a mix of stock options and RSUs. Stock options will continue to be granted on February 15th with a four year vesting period and on August 15th with a 3.5 year vesting period. RSUs will be granted only on February 15th and will vest 25% annually over a four year period.
We do not time the granting of options to purchase shares of our common stock with any favorable or unfavorable news released by the Company. The initial stock option grants are based on the timing of date of hire of our new employees. Proximity of any awards to an earnings announcement or other market events is coincidental.
The Compensation Committee authorized the following equity grants in 2014, 2013, and 2012 for the NEOs:

	RSUs Granted	Options Granted
NEO	2014(1)	2014(1)	2013	2012
Gary S. Guthart	2,500	7,500	15,000	28,000
Jerome J. McNamara	2,083	6,250	14,000	22,500
Marshall L. Mohr	2,083	6,250	12,000	14,000
David J. Rosa	2,083	6,250	18,000	14,000
Jamie E. Samath	1,042	3,125	15,500	N/A

(1)
As described above, options are granted bi-annually on February 15th and August 15th. Although the number of options to be granted on August 15, 2014 will be determined at a future date, we anticipate that a like number to the February 18, 2014 award will be granted. We have included both the February 18, 2014, grant and the estimated August 15, 2014, grant in this table. Please refer to the section “Equity Award Grant Policies” for more details on the vesting terms of these awards.

Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
Our employee benefits programs are intended to be affordable and competitive in relation to the market. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Post-Employment Compensation
In December 2008, our Board of Directors approved and adopted a change in control plan (the “Change in Control Plan”). Under the Change in Control Plan, all eligible employees of the Company who have been employed at least six months prior to the date of their separation from service, including our executive officers, are eligible to receive certain payments and benefits in the event of a termination of employment without cause or an involuntary separation from service within 12 months after a change in control of the Company.
We believe that the Change in Control Plan is beneficial to our stockholders because it minimizes the uncertainty presented to our valuable workforce in the case of a change in control of the Company. In addition, we provide the Change in Control Plan to encourage our employees to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. In the case of our executive officers, the Change in Control Plan is intended to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these protections are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. The payments and benefits provided under the Change in Control Plan have been designed to provide our employees, including our executive officers, with consistent treatment that is competitive with current market practices.
A description of the terms and conditions of the Change in Control Plan, as well as information about the estimated payments and benefits that the Named Executive Officers would have been eligible to receive as of December 31, 2013, are set forth in “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.
Derivatives Trading and Hedging Policies
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).
Tax and Accounting Considerations
Deductibility of Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is qualified performance based compensation within the meaning of Section 162(m) of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officer with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.
The awards under the CIP and Commission Plan are not designed to qualify as “performance-based compensation” for purposes of tax deductibility under Section 162(m). However, certain awards granted under the 2010 Incentive Award Plan, including options to purchase shares of our common stock, may qualify as “performance-based compensation” for purposes of tax deductibility under Section 162(m).
The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Nonqualified Deferred Compensation
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2013 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
COMPENSATION RISK CONSIDERATIONS
The Compensation Committee considers, in establishing and reviewing our employee compensation programs, whether each of these programs encourages unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of our Board of Directors, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking.

•
While performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a small percentage of employees’ target total direct compensation opportunities. Performance-based awards are based on various departmental and Company-wide metrics; funding for the awards is capped at the Company level and the distribution of the funds to executive officers is at the discretion of the Compensation Committee.

•
Long-term equity awards are important to help further align employees’ interests with those of our stockholders. The ultimate value of the awards is tied to the Company’s stock price and since awards are staggered and subject to long-term vesting schedules, they help ensure that our executive officers have significant value tied to long-term stock price performance. As described above in the Compensation Discussion and Analysis, we have established procedures related to the timing and approval of equity awards.

Because of the above, we believe that our employee compensation programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
2013 Summary Compensation Table
The following Summary Compensation Table sets forth summary information concerning the compensation provided to our NEOs in years ending December 31, 2013, 2012, and 2011 for services to our Company in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Total ($)
Gary S. Guthart, Ph.D.,	2013	$560,000	$—	$1,906,785	$—	$2,466,785
President and Chief Executive Officer	2012	$545,417	$—	$4,064,411	$431,200	$5,041,028
	2011	$520,417	$—	$3,688,142	$340,000	$4,548,559
Jerome J. McNamara,	2013	$400,000	$—	$1,779,666	$190,000	$2,369,666
Executive Vice President, Worldwide Sales and Marketing	2012	$391,834	$—	$3,266,664	$700,839	$4,359,337
	2011	$377,833	$—	$2,892,660	$657,459	$3,927,952
Marshall L. Mohr,	2013	$391,400	$—	$1,525,428	$—	$1,916,828
Senior Vice President and Chief Financial Officer	2012	$384,750	$—	$2,032,206	$215,000	$2,631,956
	2011	$372,417	$—	$1,851,302	$190,000	$2,413,719
David J. Rosa	2013	$350,000	$30,000	$2,184,458	$—	$2,564,458
Senior Vice President, Scientific Affairs	2012	$337,167	$—	$2,032,206	$210,000	$2,579,373
	2011	$316,934	$—	$1,851,302	$190,000	$2,358,236
Jamie E. Samath(3)	2013	$212,619	$15,000	$1,998,732	$—	$2,226,351
Vice President and Principal Accounting Officer	2012	$—	$—	$—	$—	$—
	2011	$—	$—	$—	$—	$—

(1)
The amounts in this column represent the grant date fair values of the option awards granted to the executive in the fiscal year in accordance with stock compensation accounting. See Note 8 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 3, 2014, for a discussion of all assumptions made by us in determining the value of the equity awards.

(2)
Refers to annual bonus earned in the designated fiscal year under the CIP and Commission Plan and paid during February of the next fiscal year. See the “Compensation Discussion and Analysis” section above for a more detailed discussion.

(3)	Mr. Samath was not an NEO of the Company in fiscal 2011 or 2012.

Grants of Plan-Based Awards Table
The following table shows information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: # of Shares Underlying Options (2)	Exercise Price of Options ($/Sh)	Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
Gary S. Guthart	2/15/2013				7,500	$569.21	$1,082,998
	8/15/2013				7,500	$383.73	$823,787
		$—	$392,000	$490,000
Jerome J. McNamara	2/15/2013				7,000	$569.21	$1,010,798
	8/15/2013				7,000	$383.73	$768,868
		$—	$546,000	$1,222,000
Marshall L. Mohr	2/15/2013				6,000	$569.21	$866,398
	8/15/2013				6,000	$383.73	$659,030
		$—	$195,500	$244,375
David J. Rosa	2/15/2013				6,000	$569.21	$866,398
	8/15/2013				12,000	$383.73	$1,318,060
		$—	$175,000	$218,750
Jamie E. Samath	5/7/2013				12,000	$490.07	$1,614,298
	8/15/2013				3,500	$383.73	$384,434
		$—	$132,750	$165,938

(1)
The bonus target for Dr. Guthart was 70% of base salary, 50% of base salary for Mr. Mohr and Mr. Rosa, and 45% of base salary for Mr. Samath under the CIP. Mr. McNamara is under the Commission Plan and the target is calculated based on achieving 100% of predetermined sales metrics. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his targeted bonus amount. The goals for 2013 were approved by the Compensation Committee in January 2013. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board of Directors in January 2014 upon completion of the Consolidated Financial Statements for fiscal 2013. The maximum bonus or performance payout is calculated at 125% of the target; however, the Compensation Committee may award higher amounts based on individual performance. As the Company did not achieve its goals for 2013, no amounts were earned or paid. See “Compensation Discussion and Analysis” section above for detailed discussion of the plans.

(2)
The option awards were issued under our 2010 Incentive Plan. The February 15th grants vest 1/8 at the end of six months and 1/48 per month through a four-year period. The August 15th grants vest 7/48 at the end of one month and 1/48 per month through a 3.5-year period.

(3)
The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to stock compensation accounting, multiplied by the number of shares. See Note 8 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 3, 2014, for a discussion of all assumptions made by us in determining the value of the equity awards.

Outstanding Equity Awards as of December 31, 2013
The following table summarizes the outstanding stock options that were held by our NEOs as of December 31, 2013:

Name	Grant Date	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Unexercisable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Gary S. Guthart	2/13/2004	743	—	$18.50	2/13/2014
	2/11/2005	7,000	—	$47.86	2/11/2015
	2/7/2006	50,000	—	$106.69	2/7/2016
	2/15/2007	35,000	—	$112.66	2/15/2017
	2/15/2008	50,000	—	$303.27	2/15/2018
	2/17/2009	60,000	—	$107.27	2/17/2019
	2/16/2010	35,937	1,563	$334.30	2/16/2020
	2/15/2011	22,578	9,297	$341.19	2/15/2021
	2/15/2012	6,417	7,583	$505.23	2/15/2022
	8/15/2012	6,417	7,583	$517.31	8/15/2022
	2/15/2013	1,562	5,938	$569.21	2/15/2023
	8/15/2013	1,563	5,937	$383.73	8/15/2023

Jerorme J. McNamara	2/17/2009	4,167	—	$107.27	2/17/2019
	2/16/2010	28,750	1,250	$334.30	2/16/2020
	2/15/2011	17,708	7,292	$341.19	2/15/2021
	2/15/2012	5,156	6,094	$505.23	2/15/2022
	8/15/2012	5,156	6,094	$517.31	8/15/2022
	2/15/2013	1,458	5,542	$569.21	2/15/2023
	8/15/2013	1,458	5,542	$383.73	8/15/2023

Marshall L. Mohr	2/15/2008	18,200	—	$303.27	2/15/2018
	2/17/2009	30,000	—	$107.27	2/17/2019
	2/16/2010	17,969	781	$334.30	2/16/2020
	2/15/2011	11,333	4,667	$341.19	2/15/2021
	2/15/2012	3,208	3,792	$505.23	2/15/2022
	8/15/2012	3,208	3,792	$517.31	8/15/2022
	2/15/2013	1,250	4,750	$569.21	2/15/2023
	8/15/2013	1,251	4,749	$383.73	8/15/2023

David J. Rosa	2/15/2008	20,000	—	$303.27	2/15/2018
	2/17/2009	30,000	—	$107.27	2/17/2019
	2/16/2010	16,771	729	$334.30	2/16/2020
	2/15/2011	11,333	4,667	$341.19	2/15/2021
	2/15/2012	3,208	3,792	$505.23	2/15/2022
	8/15/2012	3,208	3,792	$517.31	8/15/2022
	2/15/2013	1,250	4,750	$569.21	2/15/2023
	8/15/2013	2,501	9,499	$383.73	8/15/2023

Jamie E. Samath	5/7/2013	1,750	10,250	$490.07	5/7/2023
	8/15/2013	730	2,770	$383.73	8/15/2023

(*)
All of the listed options, except the August 15, 2012 and 2013, options vest 1/8 upon completion of 6 months of service following the date of grant and 1/48 per month thereafter, contingent upon continued employment. The August 15, 2012 and 2013, options vest 7/48 upon completion of one month of service following the date of the grant and 1/48 per month thereafter, contingent upon continued employment. All of these options have a ten-year term.

Option Exercises During Fiscal 2013
The following table summarizes the options exercised during the year ended December 31, 2013, and the value realized upon exercise for our NEOs:

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)
Gary S. Guthart	4,500	$2,443,072
Jerome J. McNamara	8,464	$2,291,686
Marshall L. Mohr	8,000	$2,397,722
David J. Rosa	—	$—
Jamie E. Samath	—	$—

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
Potential Payments Upon Termination or Change in Control
The table below shows potential payments to the NEOs upon a change in control of the Company and subsequent involuntary separation from service within twelve months after the change in control, in accordance with the Change in Control Plan. Under this plan, all eligible employees of the Company who have been employed at least six months prior to the separation from service date, including executive officers, are entitled to the following severance benefits in the event of a termination of employment without cause or an involuntary separation from service within twelve months after a change in control of the Company:

•
a lump sum cash payment in the amount equal to the sum of six months of such eligible employee’s base compensation (defined in the Change in Control Plan as base salary and target bonus) plus an additional one month of base compensation for every year of such eligible employee’s service with the Company, such severance not to exceed 12 months;

•	six months of COBRA premiums, provided that such eligible employee elects continued coverage under COBRA; and

•	100% vesting of all outstanding unvested equity awards that the eligible employee then holds.
The amounts shown assume that termination was effective December 31, 2013, the last business day of the year, under the Change in Control Plan and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned during 2013. The actual amounts can be determined only at the actual time of an executive’s termination. See the “Post-Employment Compensation” section of the Compensation Discussion and Analysis in this Proxy Statement for a discussion of the terms of the Change in Control Plan.

Name	Base Compensation and Target Bonus ($) (1)	COBRA Premiums ($)	Total Spread Value Acceleration ($) (2)	Total Potential Payment ($)
Gary S. Guthart, Ph.D.	$1,050,000	$10,790	$478,632	$1,539,422
Jerome J. McNamara (3)	$1,622,000	$9,913	$376,919	$2,008,832
Marshall L. Mohr	$636,025	$10,790	$240,708	$887,523
David J. Rosa	$568,750	$10,790	$239,782	$819,322
Jamie E. Samath	$313,438	$10,790	$969	$325,197

(1)
Amounts shown are the maximum potential payment the executive would have received as of December 31, 2013. Amounts of parachute payment cut-back as described below, if any, would be calculated at actual termination.

(2)
Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $384.08 per share, which is the closing market price of a share of our common stock on December 31, 2013, the last trading day of our 2013 fiscal year.

(3)	Mr. McNamara’s amount will be awarded under the Commission Plan.
For purposes of the Change in Control Plan, an involuntary separation from service for the NEOs generally means, (i) without the executive’s express written consent, the assignment to the executive of any duties or the significant reduction of the executive’s duties, authority or responsibilities, which is inconsistent with the executive’s duties, authority or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such duties, authority or responsibilities; (ii) a reduction by the Company in the base compensation of the executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced; (iv) the relocation of the executive to a facility or a location more than 25 miles from the executive’s then present location, without the executive’s express written consent; (v) any purported termination of the executive by the Company which is not effected for disability or for cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of the agreement by any successors contemplated in the Change in Control Plan; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the executive. In order for an executive to terminate employment in an involuntary separation from service, he or she must provide notice to the Company of the existence of a condition listed above, within 30 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice to remedy such condition and not make any payments hereunder in connection with such termination of employment.
The payments and benefits pursuant to the Change in Control Plan are subject to the executive’s execution and non-revocation of a release of claims. Further, the Change in Control Plan specifically provides for a parachute payment cut-back, where payments and benefits shall be made to the executive in full or as to such lesser amount as which would result in no portion of the payments being subject to an excise tax under Section 280G of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has determined that the following directors are “independent” under current NASDAQ rules: Craig H. Barratt, Eric H. Halvorson, Amal M. Johnson, Alan J. Levy, Floyd D. Loop, Mark J. Rubash, and George Stalk Jr.
The Company has adopted a written policy for approval of transactions between the Company and its related parties, such as directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Chief Financial Officer and the General Counsel review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, they take into account:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the transaction would impair the independence of an outside director;

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	any other factors deemed appropriate.
The Chief Financial Officer and the General Counsel may not participate in the approval of a related party transaction for which he or she is a related party, in which case the Chief Executive Officer would review the transaction using the factors described above.
In addition, the Chief Financial Officer and General Counsel have reviewed and pre-approved each of the following types of related party transactions, which shall be deemed to be approved, as applicable, under the policy:

•
Compensation to an executive officer of the Company, if such compensation has been approved, or recommended to the Company’s Board of Directors for approval, by the Compensation Committee of the Board of Directors of the Company.

•	The following transactions under $120,000 that are in the Company’s ordinary course of business and where the financial interest of the related party arises only in the following indirect manners:

a)	from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

b)	from the direct or indirect ownership by the related party (or parties) of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

c)
from the related party’s position as a limited partner in a partnership in which the related party (or parties) have an interest of less than 10%, and the related party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in the Company’s ordinary course of business and where the interest of the related party arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

A summary of all material related party transactions, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.
Since January 1, 2013, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, director nominee, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information in the following table sets forth the ownership of our common stock, as of December 31, 2013, by: (i) any person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our Named Executive Officers named in the Compensation Discussion and Analysis section; (iii) each of our directors; and (iv) all such executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2013, approximately 38.2 million shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of December 31, 2013, these shares are treated as if outstanding for that person, but not for any other person.
The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of December 31, 2013; however, unless otherwise indicated, these shares do not include any options awarded after December 31, 2013:

	Beneficial Ownership
Beneficial Owner	Number of shares	38,161,197	Percent of Total
BlackRock, Inc.	2,713,175	(1)	7.1%
Baillie Gifford & Co.	2,657,383	(2)	7.0%
Capital World Investors	2,307,400	(3)	6.0%
Sands Capital Management, LLC	2,137,990	(4)	5.6%
Lonnie M. Smith	424,358	(5)	1.1%
Gary S. Guthart, Ph.D.	319,552	(6)	0.8%
David J. Rosa	91,701	(7)	0.2%
Marshall L. Mohr	90,271	(8)	0.2%
Jerome J. McNamara	70,522	(9)	0.2%
Mark J. Rubash	23,448	(10)	0.1%
Floyd D. Loop, M.D.	22,688	(11)	0.1%
Alan J. Levy, Ph.D.	15,651	(12)	*
Amal M. Johnson	14,750	(13)	*
Craig H. Barratt, Ph.D.	10,583	(14)	*
Eric H. Halvorson	8,809	(15)	*
George Stalk, Jr.	8,438	(16)	*
Jamie E. Samath	3,126	(17)	*
All executive officers and directors as a group (16 persons)	1,261,242	(18)	3.3%

(*)	Represents less than 0.1% of the issued and outstanding shares.

(1)
Based on information provided by BlackRock, Inc, 40 East 52nd Street, New York, New York, 10022, in a Schedule 13G filed with the SEC on February 6, 2014, reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2013. According to such schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote with respect to 2,222,049 shares and sole power to dispose or direct the disposition with respect to 2,713,175 shares.

(2)
Based on information provided by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburg EH1 3AN, Scotland, UK, in a Schedule 13G/A filed with the SEC on January 21, 2014, reporting beneficial ownership of Intuitive Surgical, Inc.’s stock as of December 31, 2013. According to such schedule 13G/A, Baillie Gifford & Co. is an investment advisor and has sole power to vote or direct the vote with respect to 1,640,025 shares and sole power to dispose or direct the disposition with respect to 2,657,383 shares.

(3)
Based on information provided by Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071, in a schedule 13G/A filed with the SEC on February 6, 2014, reporting beneficial ownership of Intuitive Surgical, Inc.’s stock as of December 31, 2013. According to such schedule 13G/A, Capital World Investors is an investment advisor and has sole power to dispose or direct the disposition with respect to 2,307,400 shares.

(4)
Based on information provided by Sands Capital Management, LLC, 1101 Wilson Boulevard, Suite 2300, Arlington, Virginia, 22209, in a Schedule 13G filed with the SEC on February 12, 2014, reporting beneficial ownership of Intuitive Surgical's stock as of December 31, 2013. According to such schedule 13G, Sands Capital Management, LLC has sole power to vote or direct the vote with respect to 1,524,726 shares and sole power to dispose or direct the disposition with respect to 2,137,990 shares.

(5)
Includes 13,000 shares held by the Smith Family Foundation; 157,143 shares held by Lonnie & Cheryl Smith Community Property; 12,513 shares in GRAT 7; 19,245 shares in GRAT 8; 30,000 shares in GRAT 9, 3,183 shares in GRAT Paylink; 3,490 shares held in the Lonnie M. Smith Heartflow GRAT; 5,000 shares held in Lonnie M. Smith TDC GRAT; 30,000 shares held in Lonnie M. Smith Equalization GRAT; 30,000 shares held by McKram Investors on behalf of Lonnie & Cheryl Smith; 15,000 shares held by McKram Investors II on behalf of Lonnie & Cheryl Smith; 7,000 shares held in Charitable Remainder Trust; 27,206 held directly by Lonnie Smith; as well as 71,578 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(6)	Includes 37,653 shares directly owned and 281,899 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(7)	Includes 700 shares directly owned and 91,001 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(8)	Includes 1,320 shares directly owned and 88,951 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(9)	Includes 2,855 shares directly owned and 67,667 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(10)	Includes 10 shares directly owned and 23,438 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(11)	Includes 22,688 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(12)	Includes 2,213 shares directly owned and 13,438 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(13)	Includes 2,000 shares directly owned and 12,750 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(14)
Includes 1,000 shares held by the Barratt-Oakley Trust dated November 29th 2004, of which 35 Mr. Barratt is a trustee and has voting and investment authority over the shares held by the trust, as well as 9,583 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(15)	Includes 1,871 shares directly owned and 6,938 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(16)	Includes 8,438 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(17)	Includes 3,126 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.

(18)	Includes 857,247 shares issuable pursuant to options exercisable within 60 days of December 31, 2013.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of these forms which they file.
Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2013, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.
Code of Business Conduct & Ethics
We have adopted a code of ethics that applies to all employees, including our executive officers and Principal Accounting officer. The full text of our code of ethics is posted on our website at http//www.intuitivesurgical.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
Equity Compensation Plan Information
The following table contains information as of December 31, 2013, for two categories of equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,756,443	(1)	$371.06	2,099,621	(2)
Equity compensation plans not approved by security holders (3)	802,746		$437.87	219,860
Total	5,559,189		$380.71	2,319,481

(1)	Represents 1,730,530 options under the 2000 Equity Incentive Plan, 115,565 options under the 2000 Directors’ Plan, and 2,910,348 options under the 2010 Plan.

(2)
Represents 1,656,641 shares available for future issuance under the 2010 Plan, 63,997 shares available for future issuance under the 2000 Directors’ Plan, and 378,983 shares available for future issuance under the Employee Stock Purchase Plan. All options authorized and remaining available for issuance at the expiration date will be terminated. Options issued and outstanding at that date will remain outstanding until exercised, forfeited, or when they lapse.

(3)
Represents options under the 2009 Employment Commencement Incentive Plan, adopted by the Board of Directors in October 2009 and first used in fiscal 2010. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant and have a term not to exceed ten years.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit the Company's consolidated financial statements and the internal control over financial reporting for the year ending December 31, 2014. The Company is submitting its selection of PwC for ratification by the stockholders at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and is expected to be available to respond to appropriate questions. PwC was appointed as our independent registered public accounting firm on February 26, 2014. Prior to February 11, 2014, Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm. The Company does not expect that a representative of Ernst & Young will be present at the Annual Meeting.
All of the services described in the following fee table were approved by the Audit Committee.

	Years Ended December 31,
	2013	2012
Audit Fees	$1,780,000	$1,775,000
Tax Fees	37,000	63,000
All Other Fees	2,000	2,000
Total	$1,819,000	$1,840,000
Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
Tax Fees. This category consists of services provided by Ernst & Young for tax compliance, tax advice, and tax planning.
All Other Fees. This category consists of all other services provided by Ernst & Young that are not reported above. The services for the fee disclosed include an annual subscription to Ernst & Young for accounting literature.
Pre-Approval Policies and Procedures
All audit services, audit-related services, tax services, and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT
The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.
Our Audit Committee is composed of “independent” directors, as determined in accordance with NASDAQ Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.intuitivesurgical.com.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for our Company and the independent registered public accounting firm. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2013.
The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent auditors;

•
discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Members of the Audit Committee

Mark J. Rubash (Chairman)	Eric H. Halvorson	George Stalk Jr.

OVERVIEW OF PROPOSALS
This Proxy Statement contains THREE proposals requiring stockholder action. Proposal No. 1 requests the election of SIX directors to the Board. Proposal No. 2 requests an advisory approval of the compensation of our NEOs. Proposal No. 3 requests the ratification of the appointment of the independent registered public accounting firm. Each of the proposals is discussed in more detail in the pages that follow.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors has nine authorized seats. Six directors are to be elected at the Annual Meeting to serve a one-year term expiring at the 2015 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining three directors will continue to serve their respective terms.
Amal M. Johnson, Eric H. Halvorson, Alan J. Levy, Ph.D., Craig H. Barratt, Ph.D., Floyd D. Loop, M.D., and George Stalk Jr. have been nominated by the Board of Directors to serve as directors. Please refer to “Directors and Corporate Governance” section above for the nominees’ biographies.
At the 2012 Annual Meeting of Stockholders, the Company’s stockholders approved a proposal to eliminate the classified structure of the Board and provide for the annual election of directors beginning with the 2013 Annual Meeting of Stockholders. The elimination of the classified structure was phased in over a three-year period beginning with the 2013 Annual Meeting of Stockholders. The directors elected at the 2012 Annual Meeting will serve the remainder of their three-year terms expiring at the 2015 Annual Meeting of Stockholders.
The Company’s Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The required quorum for a meeting of the Company’s stockholders is a majority of the outstanding shares of common stock entitled to vote at the meeting. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.
The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the six nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for the nominee, if any, who may be designated by the Board of Directors to fill the vacancy.
Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.
Vote Required
A majority of the votes cast is required to elect each of the director nominees. This means that to be elected a nominee must receive more “for” votes than “against” votes.
Recommendation of the Board
The Board recommends that stockholders vote FOR the election of Amal M. Johnson, Eric H. Halvorson, Alan J. Levy, Ph.D., Craig H. Barratt, Ph.D., Floyd D. Loop, M.D., and George Stalk Jr.

PROPOSAL NO. 2
ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Company’s goal for its executive compensation program is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in driving da Vinci Surgery to the broadest number of patients. The Company accomplishes this goal in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes the compensation program for the NEOs is strongly aligned with the long-term interests of its stockholders and was instrumental in helping the Company achieve its financial performance in 2013.
At the Company’s annual meeting of stockholders last year, our stockholders approved the compensation of our NEOs, with approximately 97% of the votes cast voted in favor of the proposal. The Compensation Committee continues to apply the same principles and philosophy it has used in previous years in determining executive compensation. It will continue to consider stockholder concerns and feedback in the future. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. In this regard, the Compensation Committee has recommended changes to NEO compensation for 2014. See the “Compensation Discussion and Analysis” section above for a more detailed discussion.
Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”) section which discusses the Company’s compensation policies and procedures, and the 2013 compensation for the Company’s NEOs. The Compensation Committee and the Board believe that the Company’s compensation policies and procedures are effective in achieving the Company’s goals and are consistent with stockholder interests.
The Company has determined to hold a separate stockholder vote on the compensation of our NEOs every year; and, therefore, as a matter of good corporate governance and in accordance with Section 14A of the Exchange Act, we are including in this Proxy Statement a separate stockholder vote on the approval of executive compensation, which vote is non-binding. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Executive Compensation section of this Proxy Statement, including the CD&A and the related compensation tables and other narrative executive compensation disclosure contained therein.
The following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Intuitive Surgical approve, on an advisory basis, the compensation of Intuitive Surgical’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”
Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. Unless the Compensation Committee or the Board modifies the Company’s determination in the frequency of future advisory stockholder votes on the compensation of NEOs, the next advisory board vote will be held at the 2015 Annual Meeting of Stockholders.
The Board therefore recommends that you indicate your support for the Company’s compensation policies and procedures for its NEOs, as outlined above.
Recommendation of the Board
The Board recommends that stockholders vote, on an advisory basis, FOR the approval of the named executive officers’ compensation described in the CD&A, the compensation tables and the narrative discussion of this Proxy Statement.

PROPOSAL NO. 3
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has completed a competitive bidding process to determine the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2014. As a result of this process on February 26, 2014, the Audit Committee appointed PwC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.
On February 10, 2014, the Company sent Ernst & Young, as well as other accounting firms, a “request for proposal” for services associated with the audit of the Company’s consolidated financial statements for the year ending December 31, 2014. On February 11, 2014, Ernst & Young declined to respond to the “request for proposal” and further indicated that it was declining to stand for re-election as auditors of the Company’s financial statements for the year ending December 31, 2014, and effectiveness of the Company's internal control over financial reporting as of December 31, 2014.
The reports of Ernst & Young on the Company's consolidated financial statements for the years ended December 31, 2013 and 2012, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 2013 and 2012, and in the subsequent interim period through February 11, 2014, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the subject matter in their report. There also were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (“SEC”).
The Company provided Ernst & Young with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Ernst & Young furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Ernst & Young’s letter dated February 14, 2013, was attached as Exhibit 16.1 to the Report.
During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through February 26, 2014, neither the Company nor anyone acting on its behalf has consulted with PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.
In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of PwC are expected to be present at the Annual Meeting and to respond to appropriate questions.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting and entitled to vote on the proposal.
Recommendation of the Board
The Board recommends a vote FOR the ratification of appointment of PwC as the Company's independent registered public accounting firm.

OTHER INFORMATION
Other Matters at the Annual Meeting
We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.
Security Holder Communication with Board Members
Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this Proxy Statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.
Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our Company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

INTUITIVE SURGICAL, INC.

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## Stockholder Meeting Notice

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### Important Notice Regarding the Availability of Proxy Materials for the Intuitive Surgical, Inc.'s Stockholder Meeting to be Held on April 24, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

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## Stockholder Meeting Notice

**Intuitive Surgical, Inc.'s Annual Meeting of Stockholders will be held on April 24, 2014 at Intuitive Surgical, Inc. 1020 Kifer Rd., Sunnyvale, CA 94086, at 3:00 p.m. Pacific Daylight Time.**

**Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.**

**The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2 and 3:**

1. Election of Directors: 01 - Amal M. Johnson; 02 - Eric H. Halvorson; 03 - Alan J. Levy. Ph.D.; 04 - Craig H. Barratt, Ph.D.; 05 - Floyd D. Loop, M.D.; and 06 - George Stalk, Jr.
2. To approve, by advisory vote, the compensation of our named executive officers.
3. The ratification of appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.
4. Such other business as may properly come before the meeting or any adjournment thereof.

**PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.**

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**IMPORTANT ANNUAL MEETING INFORMATION**

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## Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.**

1. Election of Directors:

| Nominee | For | Withhold | Nominee | For | Withhold | Nominee | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Amal M. Johnson | ☐ | ☐ | 02 - Eric H. Halvorson | ☐ | ☐ | 03 - Alan J. Levy, Ph.D. | ☐ | ☐ |
| 04 - Craig H. Barratt, Ph.D. | ☐ | ☐ | 05 - Floyd D. Loop, M.D. | ☐ | ☐ | 06 - George Stalk Jr. | ☐ | ☐ |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. To approve, by advisory vote, the compensation of our named executive officers. | ☐ | ☐ | ☐ |
| 3. The ratification of appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. | ☐ | ☐ | ☐ |

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

**B Non-Voting Items**

**Change of Address** — Please print your new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — Intuitive Surgical, Inc.

## Notice of 2014 Annual Meeting of Stockholders

**Intuitive Surgical, Inc.**
**1020 Kifer Rd., Sunnyvale, CA 94086**
**Proxy Solicited by Board of Directors for Annual Meeting – April 24, 2014**

The stockholders hereby appoint Gary S. Guthart, Ph. D. and Alan C. Mendelson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intuitive Surgical, Inc. to be held on April 24, 2014, or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)